Warwick Valley Telephone Filing of SEC Form 12b-25 (Warwick, NY, May 11, 2007)

Warwick Valley Telephone Company (Nasdaq: WWVY) (the “Company”) announced today that the Company is unable to file its Quarterly Report on Form 10-Q for the period ended March 31, 2007 (the “March 2007 10-Q”) by the prescribed time period without unreasonable effort or expense. An extension has been requested because the Company requires additional time to complete its review process due to the ongoing implementation of its new automated accounting and billing system to improve the Company’s internal controls over financial reporting. This review is required until the new system has been fully implemented and adequately tested. The Company expects to file its March 2007 Form 10-Q no later than May 15, 2007.

The Company expects a decline in Operating revenues of $184 (or 3%) from $6,075 in the first quarter of 2006 to $5,891 in 2007. Revenues from local network services are expected to decline in the first quarter of 2007; additionally, Internet service revenues are expected to decline as customers continued to migrate to similar Internet services offered by competitors and as customers continued to switch to the competition’s telephone service. The Company expects Operating expenses to decrease $527 (or 7%) from $7,118 in the first quarter of 2006 to $6,591 in 2007, primarily due to expected decreases in cost for professional services, legal and consultant fees. Other income is expected to decline by approximately $1,051 (or 37%) from $2,869 in 2006 to $1,818 due primarily to the fact that there was no gain in the first quarter of 2007 comparable to the gain of $611 on the sale of the Company’s investment in Zefcom in 2006 and to the lower earnings from Orange County-Poughkeepsie Limited Partnership. As a result of all of the above, net income after taxes is expected to decline by approximately 40% to $726. The foregoing results are unaudited and are subject to adjustment in the course of completing the audit review.

Contact:	Warwick Valley Telephone Co. Kenneth H. Volz Interim Vice President, Chief Financial Officer & Treasurer (845) 986-2107